SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 31, 2003


                          Sutter Holding Company, Inc.

             (Exact name of registrant as specified in its charter)



           Delaware                    1-15733                 59-2651232
        (State or other              (Commission            (I.R.S. Employer
jurisdiction of incorporation)       File Number)           Identification No.)


                           150 Post Street, Suite 405
                         San Francisco, California 94108

               (Address of principal executive offices) (zip code)

                                 (415) 788-1441
                         (Registrant's telephone number,
                              including area code)



         (Former name or former address, if changed since last report.)

Item 5.       Other Events and Regulation FD Disclosure

As reported in the registrant's Annual Report on Form 10-K for the year ended December 31, 2002, on January 14, 2003, the registrant acquired all of the outstanding shares of Easton Mortgage Corporation (EMC), a California corporation, a mortgage broker operating in the states of California and Colorado.

The acquisition price was approximately $3,750,000, subject to adjustments in the form of a reduction in the face value of the promissory notes issued to the selling shareholders as purchase consideration, such adjustments to be based on the performance of EMC. The registrant paid $1,000,000 cash, $25,000 of which was paid in 2002, and $975,000 of which was paid on January 14, 2003, and issued promissory notes payable to the shareholders in the aggregate amount of $2,750,000. The notes bear interest at 4% per annum, and are secured by a pledge agreement, a guaranty by EMC, and a security agreement. In addition, the registrant issued warrants for the purchase of 60,000 shares of its common stock at an exercise price of $11 per share, exercisable for five years, to specified stockholders of EMC.

As of December 31, 2003, the principal amount of these purchase money promissory notes payable to the EMC selling shareholders were reduced in by an aggregate amount of $400,000 by the execution by the registrant of amended and restated promissory notes replacing the original notes. The aggregate outstanding principal balance of $2,254,497 prior to the restatement of the notes was reduced to an aggregate of $1,854,497 after the restatement.

In addition, as of December 10,2003, Craig Bush submitted his resignation from the registrant's board of directors. The text of his letter of resignation stated, "I hereby resign as a director of Sutter Holding Company, Inc. for personal reasons. No disagreement exists between myself and the company or any other member of the board, and I am not owed any compensation relating to my prior service as a director."



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: January 5, 2004            SUTTER HOLDING COMPANY, INC

                                  By: s/ ROBERT E. DIXON
                                      ------------------
                                      Robert E. Dixon,
                                      Co-Chief Executive Officer
















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